UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12
FirstEnergy Corp.
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(The following letter will be mailed by FirstEnergy Corp. to certain institutional holders of its common stock)

George M. Smart Letterhead

May 12, 2014

Dear FirstEnergy Shareholder:

As the chairman of your Board, I am dedicated to representing your interests and enhancing the value of your investment in FirstEnergy. With that objective in mind, I am sending this letter to provide more information about some of the important issues shareholders will vote on at the 2014 Annual Meeting, which will be held on May 20, 2014. These issues are also detailed in the proxy statement that is available on our website www.firstenergycorp.com/financialreports.

Your Board unanimously recommends that our shareholders vote “FOR” the following items:

•	The election of each director nominee named in the proxy statement (Item 1)

•	The ratification of the appointment of our independent registered public accounting firm (Item 2)

•	The advisory vote to approve the compensation of the Company’s named executive officers, also known as “Say-on-Pay” (Item 3)

We are pleased that the proxy advisory firms, Glass Lewis and Institutional Shareholder Services (ISS), have recommended that our shareholders vote “FOR” Items 1, 2 and 3 above.

In addition, your Board unanimously recommends you vote “AGAINST” the shareholder proposals that appear on this year’s agenda (Items 4 through 7). A detailed explanation of our position on each of these items is available in our proxy statement.

Corporate Governance

To enhance good governance at FirstEnergy, your Board has taken a number of actions in recent years, including adopting a Director Resignation Policy in the event that Directors in uncontested elections receive a greater number of “withheld” votes than “for” votes. Additionally, at our 2013 annual meeting, we included a management proposal to approve changes to the Company’s governing documents to allow for a majority voting power threshold; however, this proposal did not receive the requisite shareholder vote to pass.

Executive Compensation

As noted above, we are pleased that the proxy advisory firms, Glass Lewis and ISS recommended that our shareholders vote “FOR” item 3 of our Proxy Statement - our “Say-on-Pay” proposal.

In 2012 and 2013, we received majority support for our shareholders’ advisory vote to approve named executive officer compensation; however, after considering the input we received from shareholders as part of our shareholder outreach program, the Company’s Compensation Committee conducted a review of our compensation practices with the Committee’s independent consultant.

As a result of these efforts, we redesigned our long-term compensation plans and implemented changes in other compensation plans and programs to further enhance our philosophy that pay should be linked to performance. While these changes are described more fully in our proxy statement in the table on pages 32-33, the most significant changes include:

•	Determining that no compensation opportunity increases will be provided for any named executive officer during the annual compensation review process in July 2013,

•	Reducing the payout from the 2013 Short-Term Incentive Program (STIP) for our named executive officers to 85 percent of the earned award,

•	Strengthening the relationship between pay and performance by providing a completely at-risk Long-Term Incentive Program (LTIP) in 2014,

•	Eliminating overlapping performance measures in the STIP and LTIP in 2014, with the exception of the Safety performance measure, and

•	Implementing a clawback policy in 2014.

Your Board strongly believes that these changes, in conjunction with continued shareholder outreach, are in the best interests of shareholders and I urge you to vote “FOR” our “Say-on-Pay” proposal (Item 3) and to support the other recommendations of your Board. Please vote today — your vote is important.

Thank you for your ongoing support of FirstEnergy.

Sincerely,

/s/ George M. Smart

IMPORTANT INFORMATION

FirstEnergy Corp. (“FirstEnergy”) filed a definitive proxy statement in connection with its 2014 annual meeting of shareholders with the Securities and Exchange Commission on April 1, 2014. FIRSTENERGY SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT CAREFULLY, AS IT CONTAINS IMPORTANT INFORMATION. Shareholders are able to obtain additional copies of FirstEnergy’s definitive proxy statement and any other documents filed by FirstEnergy with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of FirstEnergy’s definitive proxy statement are also available for free at FirstEnergy’s Internet website at www.firstenergycorp.com/financialreports or by writing to the Corporate Secretary, FirstEnergy Corp., 76 South Main Street, Akron, Ohio 44308-1890.

INFORMATION REGARDING PARTICIPANTS

Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of FirstEnergy’s shareholders is available in FirstEnergy’s definitive proxy statement filed with the Securities and Exchange Commission on April 1, 2014.